Exhibit (a)(1)(A)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
OPTIONABLE, INC.
at
$0.035 NET PER SHARE
by
MARK NORDLICHT

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON FRIDAY, JULY 15, 2011, UNLESS
THE OFFER IS EXTENDED.

Mark Nordlicht, an individual (the “Purchaser”), is offering to purchase all of the outstanding shares of common stock, $0.0001 par value per share (the “Shares”), of Optionable, Inc., a Delaware corporation (“Optionable”), at a purchase price of $0.035 per Share (the “Offer Price”), net to the sellers in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares, which, together with the Shares then owned by the Purchaser, represents at least 10% of the total number of Shares outstanding on a fully diluted basis as of the date of this Offer to Purchase, which the Purchaser has computed as 5,051,613 Shares, (ii) Optionable’s Board of Directors having approved the Offer or the Purchaser is otherwise satisfied in his sole discretion that the restrictions on business combinations with interested stockholders set forth in Section 203 of the Delaware General Corporation Law and any other applicable anti-takeover laws are inapplicable to the Offer, (iii) Optionable not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s ability to acquire Optionable or otherwise diminishing the expected value to the Purchaser of the acquisition of Optionable.

The Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price).

The Offer does not constitute a solicitation of proxies.  Any such solicitation will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.

The Offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is a criminal offense.

A summary of the principal terms of the Offer follows the table of contents.  You should carefully read this entire Offer, including the Offer to Purchase and the Letter of Transmittal, before deciding whether to tender your Shares in the Offer.

The Information Agent and Depositary for the Offer is:

77 Spruce Street
Suite 201
Cedarhurst, New York 11516
Toll Free Telephone (855)-987-8625

June 13, 2011

IMPORTANT

If you wish to tender all or a portion of your Shares in the Offer, you should either (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If you hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance should be directed to the Information Agent (as defined herein) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.  Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at the Purchaser’s expense from the Information Agent.  Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at http://www.sec.gov.

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery.  You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety.  The Purchaser has included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below.  The information concerning Optionable contained herein and elsewhere in the Offer to Purchase has been taken from or is based upon publicly available documents or records of Optionable on file with the United States Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer.  The Purchaser has not independently verified the accuracy and completeness of such information.  The Purchaser has no knowledge that would indicate that any statements contained herein relating to Optionable taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought:	All of the issued and outstanding shares of common stock, $0.0001 par value per share, of Optionable, Inc.

Price Offered Per Share:	$0.035 in cash, without interest thereon and subject to any required withholding taxes.

Scheduled Expiration of Offer:	5:00 p.m., New York City time, on Friday, July 15, 2011, unless the Offer is otherwise extended. See Section 1 – “Terms of the Offer.”

Purchaser:	Mark Nordlicht

Who is offering to buy my securities?

Mr. Mark Nordlicht, one of the Company’s founders, a former Chairman of the Board of Directors and the holder of approximately 9.5% of the Company’s issued and outstanding common stock.

Unless the context indicates otherwise, in this Offer to Purchase, the terms “the Purchaser”,“he” and “his” refer to Mr. Nordlicht and the terms “Optionable” or the “Company” refer to Optionable, Inc..

See the “Introduction” to this Offer to Purchase and Section 8 – “Certain Information Concerning the Purchaser”.

What are the classes and amounts of securities sought in the Offer?

The Purchaser is offering to purchase all of the outstanding shares of common stock, $0.0001 par value per share, of Optionable on the terms and subject to the conditions set forth in this Offer to Purchase.  Unless the context otherwise requires, in this Offer to Purchase the Purchaser uses the term “Offer” to refer to this offer to purchase shares of common stock of Optionable and the term “Shares” to refer to the shares of common stock of Optionable that are the subject of the Offer.

See the “Introduction” to this Offer to Purchase and Section 1 – “Terms of the Offer.”

How much is the Purchaser offering to pay?  What is the form of payment?  Will I have to pay any fees or commissions?

The Purchaser is offering to pay $0.035 per Share net to you, in cash, without interest and subject to any required withholding taxes.  This amount is referred to as the “Offer Price.”  If you are the record owner of your Shares and you directly tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses.  If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply.

i

See the “Introduction” to this Offer to Purchase.

Why is the Offer being made?

The Purchaser is making the Offer because he wants to increase his ownership of Optionable’s outstanding Shares to the maximum extent possible pursuant to the Offer.  The Purchaser understands that Optionable has a valuable legal claim for damages against Bank of Montreal (“BMO”) and others, and that time is of the essence to initiate and preserve the claim.  The Purchaser understands that initiating a legal action against BMO and others would involve significant legal costs and that Optionable may not have the ability to fully support the claims without capital investment from its significant stockholders such as the Purchaser.  The Purchaser understands he has sufficient resources to finance a vigorous legal action by Optionable against BMO and others but seeks to increase his ownership percentage of Optionable to justify any such investment he may make.

See Section 11 – “Purpose of the Offer; Plans for Optionable; Statutory Requirements”.

Does the Purchaser have the financial resources to make payment?

Yes.  The Purchaser estimates that he will need approximately $1.59 million to purchase all of the Shares pursuant to the Offer plus related fees and expenses.  The Purchaser expects, based upon his available resources, to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer.

The Offer is not conditioned upon any financing arrangements.

See Section 9 – “Source and Amount of Funds”.

Is the Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

No.  The Purchaser does not believe that his financial condition is relevant to a decision by the holders of Shares whether to tender the Shares and accept the Offer because the Offer is being made to purchase the Shares solely for cash, the Purchaser will have sufficient funds available to purchase all Shares successfully tendered in the Offer, and the Offer is not subject to any financing condition.

See Section 9 – “Source and Amount of Funds”.

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 5:00 p.m., New York City time, on Friday, July 15, 2011, to tender your Shares in the Offer, unless the Purchaser extends the Offer.  In addition, if the Purchaser decides to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares.  The Purchaser does not currently intend to provide a subsequent offering period, although he reserves the right to do so.

If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time.

See Section 1 – “Terms of the Offer” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares”.

Can the Offer be extended and under what circumstances?

Yes.  The Purchaser may, in his sole discretion, extend the Offer at any time or from time to time.  The Purchaser might extend, for instance, if any of the conditions specified in Section 14 – “Certain Conditions of the Offer” are not satisfied.  If the Purchaser decides to extend the Offer, or if he decides to provide for a subsequent offering period, he will inform VStock Transfer LLC, which is the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension, no later than 9:00 a.m. New York City time, on the next business day after the date the Offer was scheduled to expire.

See Section 1 – “Terms of the Offer”.

How will I be notified if the Offer is extended?

If the Purchaser extends the Offer, he will inform the Depositary of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

If the Purchaser elects to provide a subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

See Section 1 – “Terms of the Offer”.

Do you intend to undertake a proxy solicitation to replace some or all of Optionable’s directors with your nominees for directors?

The Purchaser may nominate, and solicit proxies for the election of, a slate of nominees for election at Optionable’s 2011 annual meeting of stockholders or any special meeting of Optionable’s stockholders (the “Proxy Solicitation”). Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with the Proxy Solicitation or otherwise. Any such solicitation (including the Proxy Solicitation) will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the SEC.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares, which, together with the Shares then owned by the Purchaser, represents at least 10% of the total number of Shares outstanding on a fully diluted basis as of the date of this Offer to Purchase, which the Purchaser has computed as 5,051,613 Shares, (ii) Optionable’s Board of Directors having approved the Offer, or the Purchaser is otherwise satisfied in his sole discretion that the restrictions on business combinations with interested stockholders set forth in Section 203 of the Delaware General Corporation Law and any other applicable anti-takeover laws are inapplicable to the Offer, and (iii) Optionable not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s ability to acquire Optionable or otherwise diminishing the expected value to the Purchaser of the acquisition of Optionable.

These and other conditions to the Purchaser’s obligation to purchase Shares tendered in the Offer are described in greater detail in “Introduction” and in Section 14 – “Certain Conditions of the Offer”.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the date and time the Offer expires.  The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the institution that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through the Depositary.  You should contact the institution that holds your Shares for more details.

If you are unable to deliver everything that is required to tender your Shares to the Depositary by the expiration of the Offer, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery.  To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares”.

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired.  This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.  See Section 4 – “Withdrawal Rights”.

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares.  If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.  See Section 4 – “Withdrawal Rights”.

What does Optionable’s Board of Directors think of the Offer?

The Board of Directors of Optionable has not approved the Offer.  Within ten business days after the date of this Offer to Purchase, Optionable is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.  See Section 10 – “Background of the Offer; Past Contacts or Negotiations with Optionable”.

If I decide not to tender, how will the Offer affect my Shares?

If, pursuant to the Offer, the Purchaser accepts for payment and pays for at least that number of Shares that, when added to Shares then owned by the Purchaser, shall constitute at least 10% of the outstanding Shares on a fully diluted basis as of the date of this Offer to Purchase, which the Purchaser has computed as 5,051,613 Shares, the number of Optionable stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares.  Also, as described below, Optionable may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

See the “Introduction” to this Offer to Purchase and Section 12 – “Certain Effects of the Offer”.

If a majority of the Shares are tendered and accepted for payment, will Optionable continue as a public company?

If the Purchaser purchases all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that there may not be a public trading market for the Shares, and Optionable may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly-held companies.

See Section 12 – “Certain Effects of the Offer”.

What is the market value of my Shares as of a recent date?

On June 7, 2011, the reported last sale price of the Shares on the OTC Bulletin Board was $0.02 per Share.  The Offer Price represents a premium of 75% over the share price of $0.02 on June 7, 2011.  The Purchaser encourages you to obtain a recent quotation for Shares of Optionable common stock in deciding whether to tender your Shares.

See Section 6 – “Price Range of Shares; Dividends”.

Will I have appraisal rights in connection with the Offer?

You do not have appraisal rights as a result of the Offer.

See Section 11 – “Purpose of the Offer; Plans for Optionable; Statutory Requirements”.

What are the material United States federal income tax consequences of tendering Shares pursuant to the Offer?

The receipt of cash in exchange for your Shares in the Offer will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.  You will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares sold pursuant to the Offer.  This gain or loss will be a capital gain or loss if you hold your Shares as capital assets at the time of the sale or exchange.  Certain limitations apply to the use of any capital losses. See Section 5 – “Certain United States Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.

Who should I call if I have questions about the Offer?

You may call VStock Transfer LLC, the information agent for the Offer (the “Information Agent”), at 1-855-987-8625 (toll free from within the U.S.).  See the back cover of this Offer to Purchase for additional contact information.

v

To the Holders of Shares of
Common Stock of Optionable, Inc.

INTRODUCTION

Mark Nordlicht, an individual (the “Purchaser”), is offering to purchase for cash all outstanding shares of common stock, $0.0001 par value per share (the “Shares”), of Optionable, Inc., a Delaware corporation (“Optionable” or the “Company”), at a price of $0.035 per Share (the “Offer Price”), net to the sellers in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively, as each may be amended or supplemented from time to time, constitute the “Offer”).

Tendering stockholders who are record owners of their Shares and who tender directly to VStock Transfer LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.  Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Purchaser will pay all charges and expenses of VStock Transfer LLC, the Depositary and information agent (the “Information Agent”) incurred in connection with their services in such capacities in connection with the Offer. See Section 16 – “Fees and Expenses”.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares, which, together with the Shares then owned by the Purchaser, represents at least 10% of Shares outstanding on a fully diluted basis as of the date of this Offer to Purchase, which the Purchaser has computed as 5,051,613 Shares, (the “Minimum Condition”), (ii) Optionable’s Board of Directors having approved the Offer or the Purchaser is otherwise satisfied, in the Purchaser’s sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the Delaware General Corporation Law and any other applicable anti-takeover laws are inapplicable to the Offer (the “Section 203 Condition”) and (iii) Optionable not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s ability to acquire Optionable or otherwise diminishing the expected value to the Purchaser of the acquisition of Optionable (the “Impairment Condition”).

As of the date of this Offer to Purchase, the Purchaser beneficially owns 4,595,075 Shares, representing approximately 9.5% of the issued and outstanding Shares as of the date of this Offer to Purchase.  As reported in Optionable’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, there were 48,333,128 Shares issued and outstanding as of May 12, 2011.  As reported in Optionable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, there were outstanding options to purchase 1,683,000 shares of common stock.  According to Optionable’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, additional options for the purchase of 500,000 shares of common stock were issued during that period.  For purposes of the Offer, “fully diluted basis” assumes that all outstanding stock options are presently exercisable.

The purpose of the Offer is for the Purchaser to acquire as many Shares as possible pursuant to the Offer.  See Section 11 – “Purpose of the Offer; Plans for Optionable; Statutory Requirements”.

The Purchaser is not seeking to negotiate a purchase of the Shares with Optionable.  Subject to applicable law, the Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price).

The Purchaser may nominate, and solicit proxies for the election of, a slate of nominees (the “Nominees”) for election at Optionable’s 2011 annual meeting of stockholders or at any special meeting of Optionable’s stockholders (the “Proxy Solicitation”).

If the Purchaser proposes Nominees for election at Optionable’s 2011 annual meeting or any special meeting of Optionable’s stockholders, the Purchaser expects that his Nominees and designees, subject to their fiduciary duties under applicable law, would cause the board of directors of Optionable to approve the Offer or otherwise act to satisfy the Section 203 Condition.

The Offer does not constitute a solicitation of proxies in connection with a Proxy Solicitation or otherwise.  Any such solicitation will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission (the “SEC”).

No appraisal rights are available in connection with the Offer.  See Section 11 – “Purpose of the Offer; Plans for the Company; Statutory Requirements”.

In the event the Offer is terminated or not consummated, or after the expiration of the Offer, the Purchaser may purchase additional Shares not tendered in the Offer.  Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise.  Any such purchases may be on the same terms as, or on terms more or less favorable to, stockholders than the terms of the Offer.  Any possible future purchases by the Purchaser will depend on many factors, including the results of the Offer, the Purchaser’s financial position and general economic and market conditions.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 – “Withdrawal Rights”.  The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, July 15, 2011, unless the Purchaser, in his sole discretion, extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Section 203 Condition, the Impairment Condition and the other conditions described in Section 14 – “Certain Conditions of the Offer”.  If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4 – “Withdrawal Rights”, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

If the Purchaser extends the Offer, is delayed in his acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on the Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 – “Withdrawal Rights”.  However, the Purchaser’s ability to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), which requires the Purchaser to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right to waive any condition to the Offer, increase the Offer Price and/or modify the other terms and conditions of the Offer.  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if the Purchaser waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes.  In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.

If, on or before the Expiration Date, the Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The Purchaser expressly reserves the right, in his sole discretion, subject to the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived or upon the occurrence of any of the events set forth in Section 14 – “Certain Conditions of the Offer”.

After the expiration of the Offer and acceptance for payment of the Shares validly tendered in, and not validly withdrawn from, the Offer, the Purchaser may decide to commence a subsequent offering period.  A subsequent offering period, if included, will be an additional period of between three and 20 business days beginning on the next business day following the Expiration Date, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price.  If the Purchaser provides a subsequent offering period, the Purchaser will accept for payment and promptly pay for all Shares that were validly tendered during the initial offering period.

During a subsequent offering period, tendering stockholders will not have withdrawal rights, and the Purchaser will accept and pay for any Shares validly tendered during the subsequent offering period.

The Purchaser does not currently intend to provide a subsequent offering period for the Offer, although the Purchaser reserves the right to do so.  If the Purchaser elects to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any subsequent offering period.

A request is being made to Optionable for use of its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders.  Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed by the Purchaser or by the Information Agent to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser.  Alternatively, if the Company so elects, the materials will be mailed to stockholders by the Company.  A request is also being made to the Company pursuant to Section 220 of the Delaware General Corporation Law for a list of the Company’s stockholders and to inspect the Company’s stock ledger.

2.	Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 14 – “Certain Conditions of the Offer”, the Purchaser will accept for payment and promptly pay for Shares validly tendered and not validly withdrawn pursuant to the Offer on or after the Expiration Date.  If the Purchaser commences a subsequent offering period in connection with the Offer, the Purchaser will immediately accept for payment and promptly pay for all additional Shares validly tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act.  Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law.  See Section 15 – “Certain Legal Matters; Regulatory Approvals”.

In all cases, the Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares”, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.  Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of his acceptance for payment of such Shares pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.  If the Purchaser extends the Offer, is delayed in his acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to his rights under the Offer, the Depositary may retain tendered Shares on the Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 – “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.  Under no circumstances will the Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, then Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares”, such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders.  In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery”.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer.  However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below under “Guaranteed Delivery”.  Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”).  In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution.  See Instruction 1 of the Letter of Transmittal.  If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate evidencing Shares not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal.  See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier, transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.  Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation).  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal.  The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in his sole discretion, which determination shall be final and binding on all parties.  The Purchaser reserves the absolute right to reject any and all tenders determined by him not to be in proper form or the acceptance for payment of which may, in the opinion of his counsel, be unlawful.  The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.  No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the Purchaser’s satisfaction.  None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.  The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment.  By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint the Purchaser as such stockholder’s attorney-in-fact and proxy in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder’s rights with respect to Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares.  All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares.  Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein.  Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective).  The Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Optionable’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as he, in his sole discretion, deems proper.  The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon his acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

Backup Withholding.  Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer.  In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal.  Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding.  If a stockholder does not provide its correct TIN or fails to provide the certifications described above or establish an exemption, the Internal Revenue Service may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding.  All stockholders surrendering Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding.  Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding.  Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.  Once the Purchaser accepts Shares for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover page of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares.  If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.  If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded.  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer.  However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

No withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.  See Section 1 – “Terms of the Offer”.

The Purchaser will determine, in his sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and his determination will be final and binding.  None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer to stockholders of Optionable whose Shares are tendered and accepted for payment pursuant to the Offer.  The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Optionable.  The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect.  The discussion applies only to stockholders of Optionable who hold Shares as capital assets within the meaning of Section 1221 of the Code.  This discussion does not apply to Shares held as part of a hedge, straddle or conversion transaction,  Shares acquired under Optionable’s stock incentive plans or Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules.  This discussion applies only to stockholders of Optionable who are one of the following: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.  This discussion does not consider the effect of any foreign, state or local tax laws.

Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.  In general, a stockholder who sells Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction of any withholding tax) and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer.  Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer.  Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than one year at the time of consummation of the Offer.  Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be taxed at preferential rates.  In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates.  Certain limitations apply to the use of a stockholder’s capital losses.

A stockholder whose Shares are purchased in the Offer is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies.  See Section 3 – “Procedures for Accepting the Offer and Tendering Shares”.

6.	Price Range of Shares; Dividends.

Optionable’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “OPBL”.  The Purchaser believes that there is no established trading market for Optionable’s securities.

The following table sets forth, for the fiscal quarters indicated, the high and low bid prices per share of Optionable’s common stock as reported on the Over-the-Counter Bulletin Board.  The quotations reflect inter dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	High	Low
Year Ended December 31, 2009
First Quarter	$0.027	$0.007
Second Quarter	$0.031	$0.01
Third Quarter	$0.032	$0.01
Fourth Quarter	$0.065	$0.015
Year Ended December 31, 2010
First Quarter	$0.051	$0.0255
Second Quarter	$0.048	$0.011
Third Quarter	$0.018	$0.0105
Fourth Quarter	$0.016	$0.0105
Quarter Ended March 31, 2011	$0.02	$0.01

As reported in Optionable’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, there were (i) 48,333,128 Shares issued and outstanding as of May 12, 2011.  As reported in Optionable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, there were outstanding options to purchase 1,683,000 Shares as of December 31, 2010.  As reported in Optionable’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, options for the purchase of 500,000 shares of common stock were issued during that period.  On June 7, 2011, the reported closing sales price of the Shares on the Over-the-Counter Bulletin Board was $0.02 per Share.  The Offer Price represents a premium of 75% over the share price as of June 7, 2011.  Stockholders are urged to obtain a current market quotation for the Shares.

Optionable has never paid any dividends on the Shares.

7.	Certain Information Concerning Optionable.

The information concerning Optionable contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources, and is qualified in its entirety by reference to such documents and records.  None of the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Optionable to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Purchaser, the Information Agent or the Depositary.  The Purchaser, the Information Agent or the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

Optionable is a corporation that was formed in Delaware in February 2000 with its principal offices located at 55 St. Marks Place, Suite 4, New York, New York 10003.  The telephone number for Optionable is (914) 773-1100.  According to Optionable’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, between April 2001 and July 2007, a substantial portion of its revenues was generated from providing energy derivative brokerage services to brokerage firms, financial institutions, energy traders, and hedge funds worldwide.  A significant portion of Optionables revenues through the third quarter of 2007 was derived from its business relationship with BMO Financial Group.  Optionable has not generated any revenues since the third quarter of 2007 as a result of a succession of events, including the suspension by BMO Financial Group of its business relationship with Optionable.

Optionable is a defendant in three significant legal proceedings, one filed by the Commodities and Futures Trade Commission, another filed by its largest stockholder, Chicago Mercantile Exchange/ New York Mercantile Exchange, and a third filed by Bank of Montreal, formerly its largest customer.  The Purchaser is a defendant in the action filed by Bank of Montreal.  Each of the actions also named either current or former officers and/or directors of Optionable.  Additionally, Optionable’s former chief executive officer and former president (who is a current board member) are defendants in a claim made by the Securities and Exchange Commission.  The U.S. Department of Justice has indicted Optionable’s former chief executive officer.

The Shares are registered under the Exchange Act.  Accordingly, Optionable is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Optionable’s directors and officers, their remuneration, stock options granted to them, the principal holders of Optionable’s securities, any material interests of such persons in transactions with Optionable and other matters is required to be disclosed in proxy statements filed with the SEC and distributed to Optionable’s stockholders.  Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.  The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Optionable, that file electronically with the SEC.

8.	Certain Information Concerning the Purchaser.

The Purchaser is Mark Nordlicht, a co-founder and significant stockholder of Optionable.  The Purchaser’s address is 152 West 57th Street, Fourth Floor, New York, New York 10019 and his telephone number is (212) 582-2222.  The Purchaser is a citizen of the United States and the Chief Investment Officer of Platinum Management (NY) LLC.  He has held that position since January 2003.

During the last five years, the Purchaser (i) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was not a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

As of the date of this Offer to Purchase, the Purchaser beneficially owns 4,595,075 Shares, representing approximately 9.5% of the issued and outstanding Shares as of the date of this Offer to Purchase.  The Purchaser acquired these Shares in exchange for minimal consideration upon founding Optionable, and subsequently purchased shares in private offerings undertaken by Optionable or in open market transactions.  The Purchaser does not beneficially own or have any right to acquire, directly or indirectly, any Shares.   During the past 60 days, the Purchaser purchased the following shares of Optionable’s common stock in open market transactions:

Date of Purchase	Number of Shares	Price per Share

March 29, 2011	6,257	$0.02
March 30, 2011	5,000	$0.02
May 16, 2011	500,000	$0.015

The Purchaser does not have any contract, arrangement, understanding or relationship with any other person with respect to any securities of Optionable, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as described in Schedule 1 to this Offer to Purchase, the Purchaser has not had any business relationship or transaction with Optionable or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.  Beginning in 2011, the Purchaser and Optionable discussed the possibility of a sale of units to the Purchaser in exchange for $1,500,000.  Each unit was priced at $0.02.  Each unit consisted of one share of common stock and a three-year warrant to purchase one share of common stock at an exercise price of $0.04.  A term sheet for this investment was presented to the Purchaser, but never signed.  With the exception of this proposed purchase, , there have been no contacts, negotiations or transactions between the Purchaser, on the one hand, and Optionable or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.  The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.  The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC.

9.	Source and Amount of Funds.

If every shareholder tendered his, her or its Shares, the Purchaser will need approximately $1.59 million to purchase the Shares pursuant to the Offer.  The Purchaser intends to retain the Shares he purchases.

Amounts to be paid for the Shares properly tendered in the Offer will be funded by the Purchaser’s available cash at the time of the payment for the Shares.

The Offer is not conditioned upon any financing arrangements.

10.	Background of the Offer; Past Contacts or Negotiations with Optionable.

See the information included at Section 8., “Certain Information Concerning the Purchaser”, above.

11.	Purpose of the Offer; Plans for Optionable; Statutory Requirements.

Purpose of the Offer.  The Purchaser is making the Offer because he wants to increase his ownership of Optionable’s outstanding Shares to the maximum extent possible pursuant to the Offer.  The Purchaser understands that Optionable has a valuable legal claim for damages against Bank of Montreal (“BMO”) and others, and that time is of the essence to initiate and preserve the claim.  The Purchaser understands that initiating a legal action against BMO and others would involve significant legal costs and that Optionable may not have the ability to fully support the claims without capital investment from its significant stockholders such as the Purchaser.  The Purchaser understands he has sufficient resources to finance a vigorous legal action by Optionable against BMO and others but seeks to increase his ownership percentage of Optionable to justify any such investment he may make.

If you sell all your Shares in the Offer, you will cease to have any equity interest in Optionable or any right to participate in its earnings and future growth, if any.  Similarly, after selling all your Shares in the Offer you will not bear the risk of any decrease in the value of Optionable.

Plans for Optionable.  Following the Offer, the Purchaser plans to consult Optionable’s Board of Directors with respect to developing a plan for pursuing a claim against BMO and others.

The Purchaser may cause Optionable to terminate registration of the Shares under the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met. See Section 12 – “Certain Effects of the Offer”.

Optionable has never paid any dividends on the Shares.  If the Purchaser acquires control of Optionable, the Purchaser currently intends that, prior to his acquisition of all of the outstanding Shares, no dividends will be declared on the Shares.

Except as set forth in this Offer to Purchase, the Purchaser does not have any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Optionable (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Optionable, (iii) any material change in Optionable’s capitalization or dividend policy or (iv) any other material change in Optionable’s corporate structure or business.

Statutory Requirements.  If the Section 203 Condition is not satisfied but the Purchaser elects, in his sole discretion, to consummate the Offer, Section 203 could significantly delay his ability to acquire the entire equity interest in Optionable.  The Purchaser does not believe that the Section 203 Condition will prevent his right to undertake the Offer.

In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof, subject to certain exceptions) from engaging in a “business combination” (defined to include any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder) with a Delaware corporation for a period of three years following the time at which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested tockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.  On February 16, 2009, the Purchaser owned 15.6% of Optionable’s outstanding voting stock.  The Purchaser believes that the transaction which resulted in his becoming an interested stockholder was approved by Optionable’s Board of Directors in  2000, following Optionable’s incorporation.

The provisions of Section 203 also do not apply to a Delaware corporation if, among other things, the corporation does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders.  Optionable’s common stock is not listed on a national securities exchange and the Purchaser does not believe that Optionable’s common stock is held of record by more than 2,000 stockholders.  According to the Annual Report on Form 10-K filed by Optionable on April 15, 2010, Optionable had approximately 17 stockholders of record on April 12, 2010.

The foregoing discussion is not a complete statement of Delaware law and is qualified in its entirety by reference to Section 203 and the Delaware General Corporation Law.

Appraisal Rights.  You do not have appraisal rights as a result of the Offer.

12.	Certain Effects of the Offer.

Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares.  The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act.  Such registration may be terminated upon application of Optionable to the SEC if the Shares are not held by 300 or more holders of record.  Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Optionable to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Optionable, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions.  Furthermore, the ability of “affiliates” of Optionable and persons holding “restricted securities” of Optionable to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.  If the Purchaser acquires a controlling number of Optionable’s outstanding Shares, the Purchaser may cause Optionable to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

13.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, Optionable (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser’s rights under Section 14 – “Certain Conditions of the Offer”, the Purchaser may make such adjustments in the Offer Price and other terms of the Offer as the Purchaser deems appropriate to reflect such split, combination or other change including the number or type of securities offered to be purchased.

If, on or after the date of this Offer to Purchase, Optionable declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser on Optionable’s stock transfer records, then, subject to the provisions of Section 14 – “Certain Conditions of the Offer”, (i) the Offer Price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the Purchaser’s account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the Purchaser’s account, accompanied by appropriate documentation of transfer, or (b) at the Purchaser’s direction, be exercised for the Purchaser’s benefit, in which case the proceeds of such exercise will promptly be remitted to the Purchaser.  Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in his sole discretion.

14.	Certain Conditions of the Offer.

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with applicable law, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any tendered Shares if:

(a)           the Minimum Condition shall not have been satisfied;

(b)           the Section 203 Condition shall not have been satisfied;

(c)           the Impairment Condition shall not have been satisfied;

(d)           there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, before any court or governmental authority or agency, (i) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Purchaser, (ii) seeking to obtain material damages in connection with, or otherwise directly or indirectly relating to, the transaction contemplated by the Offer, (iii) seeking to restrain or prohibit the exercise of the Purchaser’s full rights of ownership or operation by the Purchaser of all or any portion of the business or assets of Optionable (iv) seeking to impose or confirm limitations on the ability of the Purchaser to effectively exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by the Purchaser or his affiliates on all matters properly presented to Optionable’s stockholders, (v) seeking to require divestiture by the Purchaser or his affiliates of any Shares, (vi) seeking any material diminution in the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer or (vii) that otherwise, in the Purchaser’s reasonable judgment, has or may have material adverse significance with respect to either the value of Optionable or the value of the Shares to the Purchaser; or

(e)           any action is taken, or any statute, rule, regulation, interpretation, judgment, injunction, order or decree is proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to the Purchaser, the Offer or the acceptance for payment of or payment for Shares by any court, government or governmental authority or agency that, in the Purchaser’s  reasonable judgment, does or may, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of the preceding paragraph; or

(f)           any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of Optionable that, in the Purchaser’s reasonable judgment, is or may be materially adverse to Optionable, or the Purchaser becomes aware of any facts that, in the Purchaser’s reasonable judgment, would have material adverse significance with respect to either the value of Optionable or the value of the Shares to the Purchaser; or

(g)           there occurs (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the close of business on June 10, 2011, (iii) any change in the general political, market, economic or financial conditions in the United States that, in the Purchaser’s reasonable judgment, could have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of Optionable, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any material adverse change (or development or threatened development involving a prospective material adverse change) in United States dollars or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (vi) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in the Purchaser’s reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (viii) in the case of any of the foregoing existing as of the close of business on June 10, 2011, a material acceleration or worsening thereof; or

(h)           (i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including Optionable or any of its affiliates), or has been publicly disclosed, or the Purchaser otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Optionable (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Optionable (including the Shares) other than as disclosed in a Schedule 13D or 13G on file with the SEC on June 10, 2011, (ii) any such person or group which, prior to June 10, 2011, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Optionable, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Optionable constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving Optionable or (d) any person has made a public announcement reflecting an intent to acquire Optionable or any assets or securities of Optionable; or

(i)            Optionable has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect on December 31, 2010, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Optionable, (v) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (vi) authorized, recommended, proposed or announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of Optionable or any comparable event not in the ordinary course of business, (vii) authorized, recommended, proposed or announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in the Purchaser’s reasonable judgment, has or may have material adverse significance with respect to either the value of Optionable or the value of the Shares to the Purchaser, (viii) adopted, entered into or amended any employment, severance, change of control, retention or other similar agreement, arrangement or plan with or for the benefit of any of its officers, directors, employees or consultants or made grants or awards thereunder, in each case other than in the ordinary course of business or adopted, entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to officers, directors, employees or consultants as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by the Purchaser (including, in each case, in combination with any other event such as termination of employment or service), (ix) except as may be required by law, taken any action to terminate or amend or materially increase liability under any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of Optionable, or the Purchaser shall have become aware of any such action which was not previously announced, (x) transferred into escrow (or other similar arrangement) any amounts required to fund any existing benefit, employment, severance, change of control or other similar agreement, in each case other than in the ordinary course of business, or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or the Purchaser becomes aware that Optionable shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed; or

(j)           the Purchaser becomes aware (i) that any material contractual right of Optionable has been impaired or otherwise adversely affected or that any material amount of indebtedness of Optionable has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or (ii) of any covenant, term or condition in any instrument or agreement of Optionable that, in the Purchaser’s reasonable judgment, has or may have material adverse significance with respect to either the value of Optionable or the value of the Shares to the Purchaser (including any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by the Purchaser); or

(k)           the Purchaser enters into a definitive agreement or announces an agreement in principle with Optionable providing for the purchase of securities or assets of Optionable, or the Purchaser and Optionable reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated;

(l)            Optionable shall have (i) granted to any person proposing a merger or other business combination with or involving Optionable or the purchase of securities or assets of Optionable any type of option, warrant or right which, in the Purchaser’s reasonable judgment, constitutes a “lock-up” device (including a right to acquire or receive any Shares or other securities, assets or business of Optionable or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(m)          any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including the other matters described or referred to in Section 15 – “Certain Legal Matters; Regulatory Approvals”) shall not have been obtained on terms satisfactory the Purchaser or any waiting period or extension thereof imposed by any government or governmental authority or agency with respect to the Offer shall not have expired.

The foregoing conditions are for the sole benefit the Purchaser, may be asserted by the Purchaser in his sole discretion, regardless of the circumstances giving rise to any such conditions, and may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date, subject to applicable law.  The Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer.  The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.	Certain Legal Matters; Regulatory Approvals.

General.  Except as described in this Section 15, based on the Purchaser’s examination of publicly available information filed by Optionable with the SEC and other information concerning Optionable, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Optionable’s business that might be adversely affected by the Purchaser’s acquisition of the Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the Shares by the Purchaser as contemplated herein.  Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under “State Takeover Laws”, such approval or other action will be sought.  While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Optionable’s business, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder under certain conditions.  See Section 14 – “Certain Conditions of the Offer”.

State Takeover Laws.  Should any person seek to apply any state takeover law to the Offer between the Purchaser and Optionable, the Purchaser may take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings.  If it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer.  In such case, the Purchaser may not be obligated to accept for payment any Shares tendered in the Offer.  See Section 14 – “Certain Conditions of the Offer”.

16.	Fees and Expenses.

The Purchaser has retained VStock Transfer LLC to be the Information Agent and the Depositary in connection with the Offer.  The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.  Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

An estimate of the total fees to be paid by the Purchaser is set forth in the table below.

Expense Item	Estimated Cost

Information Agent	$1,500
Depositary	$5,000
Legal Services	$30,000
Filing Services	$2,500
Printing and Mailing Costs	$3,000
Miscellaneous, such as costs of publication	$3,650

Optionable has not paid for any expenses to date and no agreement has been made with Optionable to pay any such costs, although the Purchaser reserves the right, if appropriate, to request reimbursement from Optionable upon the completion of the Offer.

17.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  However, the Purchaser may, in his sole discretion, take such action as the Purchaser may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.  No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto.  A copy of such documents and any amendments thereto may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 – “Certain Information Concerning the Purchaser” above.

Mark Nordlicht

June 13, 2011

SCHEDULE 1

In 2010, Optionable reimbursed to the Purchaser, its former Chairman, or paid directly to his legal counsel, approximately $599,798 for the Purchaser’s legal fees relating to certain legal actions.  The advances have not been collateralized.

Optionable and the Purchaser entered into a Settlement and Voting Agreement on February 26, 2009 relating to the repayment of a promissory note with an outstanding balance of $5,044,509.90 (the “Note”).  Under the Settlement and Voting Agreement, Optionable paid the Purchaser $2.5 million in full satisfaction of all of Optionable’s obligations under the Note.  In addition, the Purchaser sold to Optionable 4,095,075 shares of common stock in Optionable (half his holdings in Optionable) for $75,000 and agreed to not transfer his remaining shares or acquire any more securities in Optionable for a period of 18 months.  The Purchaser also agreed not to solicit any proxies in opposition to Optionable’s Board of Directors for a period of 18 months and agreed to vote his shares in accordance with the recommendation of the Board, or deliver his proxy to the Board’s designee, for all matters submitted for approval to Optionable’s stockholders during that period.  He further granted Optionable’s Board an irrevocable proxy for the stockholder meeting on March 31, 2009.  The Settlement and Voting Agreement includes a clawback provision providing for rescission of the settlement payment upon certain specified events.

On April 10, 2007, Optionable, the Purchaser, Kevin Cassidy, Optionable’s former Vice Chairman and Chief Executive Officer, Edward O'Connor, Optionable’s former President and a Director, (together the “Founding Stockholders”), and NYMEX Holdings, Inc. (now CMEG NYMEX Inc.) entered into a definitive stock and warrant purchase agreement (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement, the Purchaser sold to CMEG NYMEX, 7,000,000 shares of Optionable common stock , while Mr. Cassidy and Mr. O’Connor sold 1,905,000 shares and 1,853,886 shares, respectively, of Optionable common stock to CMEG NYMEX.  This aggregate of 10,758,886 shares of common stock represented 19% of the then outstanding shares of common stock on a fully diluted basis (without giving effect to the Warrant, as defined and discussed below).  The purchase price paid by CMEG NYMEX was $2.69 per share.

In connection with the consummation of the transaction contemplated by the Purchase Agreement, Optionable and the parties to the Purchase Agreement entered into an Investor Rights Agreement, also dated April 10, 2007 (the "Investor Rights Agreement"), pursuant to which, for so long as CMEG NYMEX owned at least 5,379,443 shares of common stock:

(a)           CMEG NYMEX is entitled to designate one person (reasonably acceptable to Optionable) that Optionable is required to nominate as a member of the its board of directors (the “Investor Director”);

(b)           the Purchaser and Messers. Cassidy and O’Connor are required to vote their shares in favor of the election of the CMEG NYMEX designee as one Optionable’s directors;

(c)           CMEG NYMEX is required to vote its shares in favor of each individual nominated for election as a member of Optionable’s Board of Directors by the Board of Directors, by the Nominating Committee of the Board of Directors or by such other ad hoc committee as may be acting in such nominating role;

(d)           subject to certain permitted threshold amounts, the consent of the Investor Director (which may not be unreasonably withheld) is required before Optionable may take certain actions, including (1) issuances of shares of a class of stock ranking senior to the common stock, (2) acquisitions of businesses or assets, (3) entry into related party transactions, (4) the declaration or payment of dividends or distributions on or with respect to, or the redemption of, capital stock or the issuance of debt and (5) entry into any business which is not similar, ancillary or related to any of the businesses in which Optionable is engaged;

(e)           each of the Purchaser and Messrs. Cassidy and O’Connor and CMEG NYMEX have certain rights of first refusal to purchase or subscribe for their pro rata percentage of shares in certain subsequent sales by Optionable of common stock and/or certain other securities convertible into or exchangeable for common stock;

(f)           each of the Purchaser and Messers. Cassidy and O’Connor and CMEG NYMEX have certain rights of first refusal with respect to proposed sales of Optionable’s common stock by each of the others; and

(g)           before they may accept any offer by an independent third party to acquire 50% or more of the total voting power of Optionable’s common stock, the Purchaser and Messers. Cassidy and O’Connor and Optionable are required to provide notice of such offer to CMEG MYMEX and permit CMEG NYMEX a period of 10 days to make its own offer.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted.  The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

The Depositary an Information Agent for the Offer is:

77 Spruce Street
Suite 201
Cedarhurst, New York 11516
Toll Free Telephone (855)-987-8625

Questions or requests for assistance may be directed to the Information Agent at its addresses and telephone numbers listed above.  Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent.  Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.